Exhibit (h) (iv)

MASTER DELEGATION AMENDMENT

Each of the Funds set forth on Schedule X hereto (each, a “Fund”) and State Street Bank and Trust Company (the “Transfer Agent”) are parties to transfer agency and service agreements, each as set forth on Schedule X hereto, under which the Transfer Agent performs certain transfer agency and/or record-keeping services for the Fund (each, an “Agreement”). In connection with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and regulations promulgated thereunder, (collectively, the “USA PATRIOT Act”), the Fund has requested and the Transfer Agent has agreed to enter into this new Master Delegation Amendment as of July 5, 2006 as set forth below as an amendment to the applicable Agreement (the “Amendment”). This Amendment shall supercede the previous Delegation Amendments between each respective Fund and the Transfer Agent dated October 1, 2003. Additional funds under the Agreements or new agreements may become party to this Master Delegation Amendment by an amended and restated Schedule X signed by an authorized officer of such fund and the Transfer Agent.

WHEREAS, the USA PATRIOT Act imposes new anti-money laundering requirements on financial institutions, including mutual funds;

WHEREAS, the Fund recognizes the importance of complying with the USA PATRIOT Act and the Fund has developed and implemented a written anti-money laundering program, which is designed to satisfy the requirements of the USA PATRIOT Act, (the “Fund’s Program”);

WHEREAS, the USA PATRIOT Act authorizes a mutual fund to delegate to a service provider, including its transfer agent, the implementation and operation of aspects of the fund’s anti-money laundering program; and

WHEREAS, the Fund desires to delegate to the Transfer Agent the implementation and operation of certain aspects of the Fund’s Program and the Transfer Agent desires to accept such delegation.

Now THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1. Delegation; Duties

1.1	Subject to the terms and conditions set forth in the Agreement, the Fund hereby delegates to the Transfer Agent those aspects of the Fund’s Program that are set forth on Exhibit A, attached hereto. The duties set forth on Exhibit A may be amended, from time to time, by mutual agreement of the parties upon the execution by both parties of a revised Exhibit A bearing a later date than the date hereof.

1.2	The Transfer Agent agrees to perform such delegated duties, with respect to the ownership of shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of the Agreement.

2. Consent to Examination

2.1	In connection with the performance by the Transfer Agent of the above-delegated duties, the Transfer Agent understands and acknowledges that the Fund remains responsible for assuring compliance with the USA PATRIOT Act and that the records the Transfer Agent maintains for the Fund relating to the Fund’s Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours, all required records and information for review by such examiners.

3. Limitation on Delegation.

3.1	The Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only those aspects of the Fund’s Program that have been expressly delegated hereby and is not undertaking and shall not be responsible for any other aspect of the Fund’s Program or for the overall compliance by the Fund with the USA PATRIOT Act. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the delegated duties with respect to the ownership of shares in the Fund for which the Transfer Agent maintains the applicable shareholder information.

4. Expenses.

4.1	In consideration of the performance of the foregoing duties, the Fund agrees to pay the Transfer Agent for the reasonable administrative expense (as mutually agreed upon between the parties) that may be associated with such additional duties. The terms of the Agreement shall apply with respect to the payment of such expense in the same manner and to the same extent as any other expenses incurred under the Agreement.

5. Miscellaneous.

5.1	In all other regards, the terms and provisions of the Agreement shall continue to apply with full force and effect.

5.2.	Each party represents to the other that the execution and delivery of this Amendment has been duly authorized.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of July 6, 2006.

By:
WITNESSED BY:	STATE STREET BANK AND TRUST COMPANY

By:
Name:	Joseph L. Hooley, Executive Vice President
Title:

WITNESSED BY:	AS AN AUTHORIZED OFFICER OF EACH OF THE FUNDS SET FORTH ON SCHEDULE X

By:
Name:	Name:
Title:	Title:

EXHIBIT A

DELEGATED DUTIES

Revised: July 5, 2006

Consistent with the services provided by the Transfer Agent and with respect to the ownership of shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, the Transfer Agent shall:

1.	Submit all new account and registration maintenance transactions through the Office of Foreign Assets Control (“OFAC”) database and such other lists or databases of trade restricted individuals or entities as may be required from time to time by applicable regulatory authorities.

2.	Submit special payee checks through the OFAC database.

3.	Review redemption transactions that occur within thirty (30) days of account establishment or maintenance.

4.	Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent.

5.	Review accounts with small balances followed by large purchases.

6.	Review accounts with frequent activity within a specified date range followed by a large redemption.

7.	On a daily basis, review purchase and redemption activity per tax identification number (“TIN”) within the Funds to determine if activity for that TIN exceeded the $100,000 threshold on any given day.

8.	Compare all new accounts and registration maintenance through the Known Offenders database and notify the Fund of any match.

9.	Monitor and track cash equivalents under $10,000 for a rolling twelve-month period and file IRS Form 8300 and issue the shareholder notices required by the IRS.

10.	Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR based upon the criteria noted in 3-8 above and as otherwise determined by the Fund. Provide the Fund with a copy of the SAR within a reasonable time after filing; notify the Fund if any further communication is received from U.S. Department of the Treasury or other law enforcement agencies regarding the SAR.

11.	Compare account information to any FinCEN request received by the Fund and provided to the Transfer Agent pursuant to the USA PATRIOT Act, Sec. 314(a). Provide the Fund with documents/information necessary to respond to requests under USA PATRIOT Act Sec. 314(a) within required time frames.

EXHIBIT A

DELEGATED DUTIES

Revised: July 5, 2006

12.	(i) Verify the identity of any person seeking to open an account with the Fund, (ii) Maintain records of the information used to verify the person’s identity and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorists organizations provided to the Fund by any government agency.

13.	Conduct due diligence for new correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175). Denote foreign correspondent accounts with a distinct social code at account set-up when account set-up is performed by the Transfer Agent or, if account set-up is performed by a party other than the Transfer Agent, at such other time as required documentary evidence for a foreign correspondent account is presented in good order to the Transfer Agent. Following the opening of an account for a foreign financial institution or setting up a dealer relationship with a foreign financial institution, the Transfer Agent will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. After assessing the money laundering risk and determining a risk-ranking for the account, the Transfer Agent will notify the Fund’s AML Officer of any account with a medium or above risk-ranking to obtain further instruction from the Fund. In the situation where due diligence cannot be completed with respect to an account, the Transfer Agent will contact the Fund’s AML Officer for further instruction. For any accounts opened for foreign financial institutions, a periodic review of the account activity will be performed by the Transfer Agent in order to determine consistency with information obtained about the type, purpose, and anticipated activity of the account as detailed in the financial institution questionnaire. Upon request by the Fund, generate periodic reports of foreign correspondent accounts for review by the Fund for purposes of compliance with USA PATRIOT Act, Section 312. In accordance with instructions from the Fund, conduct additional due diligence for existing accounts selected by the Fund for further review in accordance with the procedures set forth above. Prior to October 2, 2006, provide the Fund with a report of correspondent accounts opened prior to July 5, 2006 (“Existing Accounts”). Beginning no later than October 2, 2006, conduct additional due diligence for Existing Accounts selected by the Fund for further review in accordance with the procedures set forth above.

In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR, a Form 8300 or other similar report or notice to OFAC or other regulatory agency, then the Transfer Agent shall also immediately notify the Fund unless prohibited by applicable Law.

SCHEDULE X

As of July 5, 2006

FUNDS

SunAmerica Equity Funds

SunAmerica Income Funds

SunAmerica Money Market Funds, Inc.

SunAmerica Focused Series, Inc. (f/k/a Style Select Series, Inc. and SunAmerica Strategic Investment Series, Inc.)

SunAmerica Senior Floating Rate Fund, Inc.

AGREEMENTS

1.	Transfer Agency and Service Agreement between SunAmerica Equity Funds and State Street Bank and Trust Company dated as of November 29, 1994, as amended.

2.	Transfer Agency and Service Agreement between SunAmerica Income Funds and State Street Bank and Trust Company dated as of November 29, 1994, as amended.

3.	Transfer Agency and Service Agreement between SunAmerica Money Market Funds, Inc. and State Street Bank and Trust Company dated as of November 29, 1994, as amended.

4.	Transfer Agency and Service Agreement between Style Select Series, Inc. (n/k/a SunAmerica Focused Series, Inc) and State Street Bank and Trust Company dated as of September 17, 1996, as amended.

5.	Transfer Agency and Service Agreement between SunAmerica Strategic Investment Series, Inc. (n/k/a SunAmerica Focused Series, Inc.) and State Street Bank and Trust Company dated as of February 18, 1999, as amended.

6.	Transfer Agency and Service Agreement between North American Senior Floating Rate Fund, Inc. (n/k/a SunAmerica Senior Floating Rate Fund, Inc.) and State Street Bank and Trust Company dated as of March 11, 1998, as amended.